Exhibit T3B.6

CNWL OIL (ESPAÑA) S.A.

CORPORATE BY-LAWS

Article 1. CORPORATE NAME

The name of the Company shall be CNWL OIL (ESPAÑA), S.A.

Article 2. CORPORATE PURPOSE

The purpose of the Company shall be the exploration and exploitation of hydrocarbons in compliance with the Law and other applicable legal provisions and it may perform any acts and agreements related to said corporate purpose.

Article 3. REGISTERED OFFICE

The company shall have its registered office in Madrid, at c/ Orense 58, 11B.

Article 4. DURATION

The Company is organized for an unlimited duration and have commenced its business on the date of its incorporation.

Article 5. CAPITAL

The capital stock is 787,416 euros and shall be represented by 140,610 shares of the same class and series, each with a par value of 5.60 euros, to the bearer, fully subscribed for and paid up, serially numbered from 1 through 140,610, both numbers included.

Article 6. TRANSFER OF SHARES

The shares shall be freely transferable.

Article 7. SHAREHOLDER RIGHTS

Each share confers upon its holder shareholder status and the right to one vote, in addition to the rest of the rights established by the Law in force.

Article 8. CO-OWNERSHIP, USUFRUCT AND PLEDGE OVER SHARES

The shares are indivisible. Co-owners of a single share shall designate a single person to exercise the shareholder rights and shall be jointly and severally liable to the Company for any obligations arising from their shareholder status. The usufruct and pledge over shares shall be governed by the provisions of the Law.

Article 9. MANAGEMENT OF THE COMPANY

The Company shall be governed by the Shareholders’ Meeting and by a Board of Directors.

Article 10. SHAREHOLDERS’ MEETING

The shareholders assembled as a Shareholders’ Meeting shall have supreme authority to decide on any matters of the Company within the authority of the Shareholders Meeting.

Article 11. ANNUAL AND SPECIAL SHAREHOLDERS’ MEETING

Shareholders’ Meetings may be annual or special and shall be called by the Directors or liquidators.

The Annual Shareholders’ Meeting, previously called, shall necessarily assemble within the first six months of each year to review the management of the company, approve, if fitting, the financial statements for the preceding year and resolve on the allocation of profit or loss of the year. Any other Shareholders’ Meeting shall be deemed a Special Shareholders’ Meeting.

Article 12. SHAREHOLDERS’ MEETING – ATTENDANCE – REPRESENTATION – PROCEDURE

Shareholders’ Meetings shall be called through an announcement published in the Official Gazette of the Commercial Registry and in one of the newspapers most widely circulated in the province of the domicile, at least one month in advance of the date established for the meeting. The announcement shall state the company’s name the date and time on which the Shareholders’ Meeting is to assemble at first and second call and the matters to be discussed and the position of the persons calling the meeting. Special Shareholders’ Meetings may be called by the Directors when they deem this necessary or advisable in the interest of the Company and they shall necessary call such meetings at the request of shareholders holding at least 5% of the capital stock, stating in the request the issues to be dealt with.

The Shareholders meeting shall be called within one month after it has been notarially requested to the Administrators to call it including in the agenda the requested issues.

Between the first and the second call there must be at least twenty four hours.

Notwithstanding the above, the Shareholders’ Meeting shall be deemed to have been called and to be validly assembled to discuss any matter whenever the entire capital is present and the shareholders unanimously accept that the meeting be held. The resolutions of the Shareholders Meeting must be adopted by the majority of votes. Except for such instances in which the law or this bylaws requires qualified majorities or which legally need to be adopted.

The Shareholders’ Meeting shall be validly assembled at first call where the shareholders present in person or by proxy hold at least 50% of the subscribed voting capital and, at second call, regardless of the capital present at the meeting.

To resolve on the issue of debentures, the increase or reduction of capital, the re-registration of the Company in another corporate form, the merger or spin off of the Company and, in general, any amendment to the Corporate Bylaws, imposing any limits to the preferred acquisition right, the move abroad of the domicile and the assignment in whole of the assets and liabilities, it shall be necessary, at first call, for shareholders to be present in person or by proxy holding at least 75% of the subscribed voting capital and, at second call, the presence of 50% of such capital shall suffice. Resolutions shall always be adopted by a majority of the capital present or represented.

Directors shall attend Shareholders’ Meeting either in person or by proxy, unless they are reasonably unable to do so and this shall be recorded in the Minutes. Attendance by electronic means that guarantee the identification of the person in compliance with the legal requirements is envisaged. The Chairman may authorize the attendance of any Managers or Technical Personnel he deems appropriate from time to time, though the Shareholders Meeting may override such authorization. Any shareholder having the right to attend may be represented at the Shareholders’ Meeting by another person who need not be a shareholder, proxies to be conferred in writing and especially for each Shareholders’ Meeting.

Shareholders’ Meetings shall be held in the town or city where the company has its registered office at may be extended for one or more consecutive days at the request of the Directors or of one quarter of the capital present; they shall be presided over by the Chairman of the Board of Directors and, in his absence, by the shareholder elected by the shareholders present. The Chairman shall be assisted by the Secretary of the Board of Directors or by person designated by the shareholders present, as the case may be.

Article 13. THE BOARD OF DIRECTORS

The Board of Directors shall consist of no less than three and no more than nine members. Directors shall be elected by the Shareholders’ Meeting and need not be shareholders of the Company or be obliged to furnish security.

The appointed Directors shall hold office for five years and may be reelected any number of times. The Board of Directors shall elect from among its members the Chairman of the Board and may appoint one or more Deputy Chairmen and one or more Managing Directors. The Board of Directors may appoint one Secretary and one or more Deputy Secretaries who need not be shareholders or directors.

Should any vacancy arise in the Board of Directors, not being any alternates, the Board itself shall have authority to appoint a substitute who shall be a shareholder and shall hold office until the next Shareholders’ Meeting is held and ratifies his office or appoints another person to replace him.

Article 14. POWERS OF THE BOARD OF DIRECTORS

The Board of Directors shall have the fullest powers to represent the Company, with the sole limitation of the powers that are reserves solely to the Shareholders Meeting by the Law.

The Board of Directors shall particularly have the following powers:

1) To represent the Company before any body of the Public Authority, either central or local or semi-public, and before any Tribunals and Courts; and before any natural or legal persons, public or private, without any limitation or restriction.

2) To manage and administer the corporate affairs and interests of the Company in compliance with the Law, attending their management in an ongoing manner. For such purpose it may establish the rules of government and system of management and operation of the Company, organizing and regulating its services.

3) To appoint, post and remove any personnel of the Company, establishing their duties and remuneration.

4) To purchase or acquire in any manner and sell or dispose of in any manner any movable or real property and rights of the Company.

5) To take money on loan from any Banks or financial or credit Institutions offering financial security or otherwise, including security over real estate.

6) To lease movables or real estate of any kind without limitation as regards the term, prices or other conditions.

7) To open, maintain, operate and close, in the name of the Company, current, special, savings and other accounts, depositing amounts therein and drawing on such funds through checks, bills of exchange, promissory notes and other documents.

8) To draw, accept, secure, endorse, collect and submit for trading and discount bills of exchange, promissory notes and any other strict orders of payment and to protest them for lack of acceptance or payment.

9) To receive payments of amounts due or owned by the Company for any reason for any reason from any individual or legal person, including amounts receivable or deposits of the Public Treasury, Tax Offices or other state or semi-public bodies; to sign receipts and issue letters of payment for such amounts, render and demand the rendering of accounts, contesting or approving them; to create, cancel or withdraw deposits of any kind including with the Government Depository (Caja General de Depósitos) or its Branches.

10) To collect letters sent by ordinary or registered mail and shipments addressed to the Company, to open them and, in general, to open and sign any correspondence of the Company; to keep any books of the Company, in compliance with the Law, as may be necessary or advisable.

11) To request entries and registrations on the records and books of the Company; to pay taxes, submitting the tax returns demanded by the tax laws; to bring claims against the allocation and calculation of the taxable amounts should they be deemed inappropriate; to appeal any decisions of the authorities and civil servants of the State, Province and Municipal Authority, as may be deemed inappropriate; to file claims, serve notices and lodge appeals before the authorities, bodies and civil servants in question.

12) To make execute and sign any contracts and agreements relating to the purposes and objectives of the Company, freely agreeing any arrangement, commitment and obligation.

13) To represent the Company in any auctions or procedures for award, submitting bids and accepting the results thereof; to represent the Company and exercise all its rights without limitation in any suspension of payments, bankruptcy or similar proceeding.

14) To reach settlement in court or out of court relating to matters subject to court proceedings or otherwise, and to submit any dispute in which the Company may have an interest to the decision or arbitrators.

15) To confer and sign powers of attorney upon Lawyers and Court Solicitors to represent the Company before any Court of justice, as plaintiff, defendant or in any other capacity, conferring upon such attorneys in fact any powers deemed advisable without restriction.

16) To decide and resolve on the creation, cancellation or relocation of Branches of the Branch (sic.).

The above list is merely informative and implies no limitation, it to be understood that the Board of Directors shall have authority to exercise the fullest powers with the exception contemplated in the first paragraph of this Article.

Article 15. PROCEDURE OF THE BOARD

The Board of Directors shall be called by the Chairman or by the person acting as such, on his own initiative or at the request of at least two Directors. The Board shall be validly assembled where half plus one of its members are present, in person or by proxy, unless a higher quorum is required by law. Each Director may, through a letter or telegram addressed to the Chairman, appoint another Director to act as his proxy. Ballots held through the written procedure and without assembly shall be valid provided that none of the Directors has objected to such procedure.

Resolutions shall be adopted by an absolute majority of the Directors present, although the permanent delegation of any power to the Executive Committee or to the Managing Director or the appointment of the person to hold such offices shall require the vote in favor of two thirds of the members of the Board

The discussions and resolutions of the Board shall be recorded in a minutes book each set of minutes to be signed by the Chairman and by the Secretary.

Article 16. FINANCIAL YEAR – ANNUAL FINANCIAL STATEMENTS

The financial year shall commence on the 1st of January and end on the 31st of December each calendar year and the directors shall prepare, with reference to the closing of each year at December 31 each year and within the following three months the appropriate balance sheet, income statement, notes to the financial statements, management report and proposal for the allocation of profit or loss. The annual financial statements and the management report shall be reviewed by auditors, other than in the case of an abridged balance sheet. The annual financial statements shall be submitted to the Shareholders’ Meeting for approval.

Article 17. DISTRIBUTION OF RESULTS

The profits of each financial year established as provided for in the above Article shall be distributed as may be resolved by the Shareholders’ Meeting, in accordance with the approved balance sheet and in compliance with the Law and, after the provisions established by law or under the bylaws have been made and only provided that the net equity is not and will not become due to such distribution lower than the capital stock. In any event, an amount equal to 10% of the profit shall be allocated to the statutory reserve until such reserve reaches, at least, 20% of the capital stock.

Should there be losses from previous fiscal years that would make the figure of the Company’s net assets lower than the share capital, the profits will be used to compensate such losses.

Article 18. DISSOLUTION AND LIQUIDATION OF THE COMPANY

The Company shall be dissolved by a resolution of the Shareholders’ Meeting adopted in compliance with the Law and in other events of dissolution established.

The Shareholders’ Meeting that resolves the dissolution shall appoint the liquidators, always in an odd number with the powers established by the Law or by the Shareholders’ Meeting.

[Notarial stamps and letterhead] DEED RECORDING IN A PUBLIC INSTRUMENT CORPORATE RESOLUTIONS (MODIFICATION OF BYLAWS) PASSED BY THE SINGLE-MEMBER PUBLIC LIMITED LIABILITY COMPANY “CNWL OIL (ESPANA), S.A.”. NUMBER FOUR HUNDRED AND FORTY-FOUR. IN MADRID, where I have my practice, on 26 April 2016. BEFORE ME: LUIS DE LA FUENTE O’CONNOR, Notary of the Chamber of Notaries of this City, THERE HERE APPEARS: Ms MARGARITA HERNANDO MARTINEZ-ARROYO, of legal age, married, lawyer by profession, domiciled at Carretera del Mediodia 34, Madrid, and holder of National Identity Document number 02605123-M. She here acts in her representative capacity as Secretary of the Board of Directors, which position she holds according to her assertions at the single-member public limited liability company “CNWL OIL (ESPAfaA), S.A.”, formerly named BP Petroleum Development of Spain, S.A., of registered office at Calle Orense 58, 11, B, Madrid, holder of Tax Identification Code number A-28-408276; incorporated for an indefinite duration in a deed notarised by the Notary of Madrid Mr Jose Alvarez Alvarez on 17 November 1975, under order number 5513 of his notarial article, duly registered in the Companies Register of this province. It adopted its current name in the deed of merger notarised by the Notary of Madrid Mr Jose Maria Alvarez Vega on 28 September 1990, under number 5917 of his notarial archive, registered in the Companies Register of this province in general volume 616, page 101, sheet M-13171, entry 1. Its corporate purpose is: The investigation and exploitation of hydrocarbons. She was appointed Director for a period of five years and Secretary of the Board of Directors by resolutions passed by the General Shareholders’ Meeting and the Board of Directors of the Company on 20 March 2013, recorded in a public instrument in a deed notarised by me on 17 April 2013, under number 583 of my notarial archive. I, the Notary, explicitly confirm that I have fulfilled the obligation to identify the beneficial owner, as imposed by Act 10/2010 of 28 April 2010, the result thereof being as recorded in an act notarised by myself on 29 July 2010, under order number 1562 of my protocol, the representative of the company declaring that the contents thereof remain unchanged. SHE ENJOYS, in my judgment and in the capacity in which she acts, the necessary legitimacy and legal standing to formalise this deed recording corporate resolutions in a public instrument, to which end she DECLARES: SHE HEREBY RECORDS IN A PUBLIC INSTRUMENT the resolutions passed by the Universal and Special General Meeting of the Company “CNWL OIL (ESPANA), S.A.U.” held on 12 April 2016, as detailed in the certificate referred to below, the contents of which are here assumed to be reproduced in full, for all legal and registration purposes, in order to avoid unnecessary repetition.

CERTIFICATION DOCUMENTING SAID RESOLUTIONS. This is recorded in the certificate she has handed to me and I have attached to this original instrument as an additional document, issued by the lady here appearing herself in her capacity as Secretary of the Board of Directors, her signature being deemed by me to be legitimate, having been ratified before me with the formal approval of the Chairman, Mr Elvin Saruk, whose signature I deem to be legitimate following comparison with another signature of his placed on a notarial instrument. The aforementioned certificate shall be transcribed or reproduced by any permitted mechanical means in any copies that might ultimately be issued of this deed. PRESENTATION. Pursuant to the terms of Article 196 of the Notarial Regulation, and subsection 2 of Article 249 of the same Regulation, the party executing this instrument has released me, the Notary, from performing remote presentation of the authentic copy of this deed at the corresponding Companies Register, with my recognised electronic signature and by any other permitted means. Personal Data Protection: The party here acting accepts the inclusion of her data and the copy of her Identity Document in the filing systems of the Notary Office, for the purpose of performing the functions inherent in notarial practice and to serve notifications of data as provided in the Public Authorities Act, and to be transferred, where applicable, to the Notary succeeding the current incumbent in his practice. She may exercise her rights of access, rectification, cancellation and objection at the Notary Office. In the event that details of persons other than those here acting are included, they must have been informed in advance of the contents of this paragraph. LEGAL NOTICE: In accordance with the terms of Article 82 of the Companies Register Regulation, I, the Notary, have served explicit notice on the party here concerned as to the mandatory requirement to register this deed in the Companies Register. EXECUTION AND NOTARISATION: I, the Notary, have advised the party/parties executing this instrument of their entitlement to read this deed for themselves, have allowed them to read it prior to signature, and have read it to them on the regulatory terms. Following a reading hereof, the party/parties executing this instrument/here appearing have placed on record that they have been duly informed as to the contents of this instrument, have freely granted their consent, and placed their signature. I, the Notary, ATTEST that I have identified them by means of their respective aforementioned identity documents; that their personal circumstances are based firstly on their declarations and secondly on the identity document(s) presented; the person(s) here acting and executing have freely granted their consent; the execution hereof complies with the legal requirements and the duly informed will of the person(s) here acting or executing, and furthermore attest to all other particulars set out in this public instrument, drawn up on three sheets of stamped paper for the exclusive use of notarial instruments, of the series CT, bearing the numbers 3652496, 3652495 and 3652494 and that of this sheet. Below is the signature of the person appearing. Signed: Luis de la Fuente O’Connor. Initialled. Seal of the Notary Office.

ATTACHED DOCUMENTS Ms MARGARITA HERNANDO MARTINEZ-ARROYO, holder of National Identity Document number 02605123M, in her capacity as Secretary of the Board of Directors of CNWL Oil (ESPANA) S.A., of Tax Identification Code number A-28408276 CERTIFIES that the Universal and Special General Meeting of the company CNWL Oil (ESPANA) S.A. held in accordance with the legal requirements at 2.30 p.m. on 12 April 2016 at the registered office, attended by Canada Northwest Oils (Europe) B.V., holder of the entire capital stock, represented by 140,610 shares numbered from 1 to 140,610, both inclusive, of a par value of €60.10 each, fully subscribed and paid up, represented by Carmen Rozpide, according to letter shown; by the Director Elvin Saruk (as Chairman of the General Meeting and General Director of the Company), and by Margarita Hernando Martinez-Arroyo (as Director and Secretary of the Board of Directors), debated the matters comprising the Agenda approved in advance, adopting, among others, the following decisions as transcribed verbatim below. It is here placed on record that the decisions adopted were recorded in the minutes, which were likewise approved by the sole shareholder and signed upon conclusion of the meeting in token of confirmation. “One: Modification of Corporate Bylaws The shareholder provides the text of the modified bylaws and the report justifying the changes, attached to these minutes. A resolution is passed to eliminate the remuneration of the Board of Directors. As a consequence, Article 13 of the Bylaws is amended as follows: “Article 13. THE BOARD OF DIRECTORS The Board of Directors shall consist of no less than three and no more than nine members. Directors shall be elected by the Shareholders’ Meeting and need not be shareholders of the Company or be obliged to furnish security. The appointed Directors shall hold office for five years and may be reelected any number of times. The Board of Directors shall elect from among its members the Chairman of the Board and may appoint one or more Deputy Chairmen and one or more Managing Directors. The Board of Directors may appoint one Secretary and one or more Deputy Secretaries who need not be shareholders or directors. Should any vacancy arise in the Board of Directors, not being any alternates, the Board itself shall have authority to appoint a substitute who shall be a shareholder and shall hold office until the next Shareholders’ Meeting is held and ratifies his office or appoints another person to replace him.”” “Three: Specific power of attorney to record corporate resolutions in a public instrument.

/s/ Elvin Saruk	/s/ Margarita Hernando
Chairman	Secretary
Elvin Saruk	Ms Margarita Hernando

A resolution is passed to authorise the Secretary, Margarita Hernando Martinez-Arroyo, to record in a public instrument those resolutions requiring such status, and to oversee registration thereof in the Companies Register, likewise being entitled to modify, rectify or amend as applicable in accordance with the classification by the Registrar, and furthermore to obtain any full or partial records deemed relevant in connection with the resolutions passed.” I therefore issue this certificate for the relevant purposes, in my position as Secretary of the Board of Directors, with the Formal Approval of the Chairman, in Madrid, on 14 April 2016. Approved: [Illegible signature] [Illegible signature] Chairman Secretary Elvin Saruk Ms Margarita Hernando

THIS IS AN EXACT COPY OF THE ORIGINAL, where a note has been entered. It is issued by me for the Company on nine sheets of stamped paper for the exclusive use of notarial instruments, of the series CT, numbers 3651858, the three preceding numbers and that of this sheet, signed, initialled, paraphed and stamped by me in MADRID, on 27 April 2016. I ATTEST. [Notarial stamps] [Illegible signature] [Companies Register stamp]

COMPANIES REGISTER OF MADRID
PASEO DE LA CASTELLANA 44, 28046 MADRID

COMPANIES REGISTER OF MADRID

THE UNDERSIGNED COMPANIES REGISTRAR, having examined and classified the foregoing document under Article 18 of the Code of Commerce and Article 6 of the Companies Register Regulation, having complied with the provisions of Article 15 of said Regulation, has resolved to proceed with its registration in:

Volume: 626 Page: 135 Section: 8 Sheet: M-13171 Entry: 71

DOCUMENT PRESENTED 2013/55.940,0

DAYBOOK 2.658

ENTRY 206

Entity: CNWL OIL ESPAÑA SA

Madrid, 13 MAY 2016

THE REGISTRAR

[Illegible signature]

[Companies Register stamp]

Reduction applied under Royal Legislative Decrees 6/1999, 6/2000 y 8/2010 and R.D. 1612/2011
THIRTY-NINE EUROS AND NINETY-SEVEN EUROCENTS ********39.97 €

Data Protection Act: For the purposes of Organic Personal Data Protection Act 15/1999, of 13 December 1999, you are hereby informed that:

1. The personal data recorded in this instrument have been incorporated in the filing system of the Register and the filing systems maintained on the basis of the above, the controller thereof being the Registrar, the purpose and processing thereof being for the functions expressly laid down in the Register regulations. The information contained therein will be disclosed only in the legally established circumstances, or in order to fulfil any requests for formal publication which may presented in accordance with the legislation governing the Register.

2. Where compatible with the specific legislation governing the Register, the parties concerned are granted rights of access, rectification, cancellation and objection as provided in the aforementioned Organic Act, which may be exercised by writing to the address of this Register.

3. Your data must be obtained and processed in the aforementioned manner as a prerequisite for these services to be provided,

LAURA SALGUERO CORRAL
Traductora-Intérprete Jurada de INGLÉS
Nº 4310

Certification Miss LAURA SALGUERO CORRAL, sworn translator of ENGLISH, appointed by the Spanish Ministry of Foreign Affairs and Cooperation, certifies that this is a true and complete translation into ENGLISH of an original document written in SPANISH. In Madrid, on the 23rd March 2020 Signature: Certificacion Dona Laura Salguero Corral, Traductora-lnterprete Jurada de ingles nombrada por el Ministerio de Asuntos Exteriores y de Cooperation, certifica que la que antecede es traduccion fiel y completa al INGLES de un documento redactado en ESPANOL. En Madrid, a 23 de marzo de 2020 Firma:

ESCRITURA DE ELEVACION A PUBLICOS DE ACUERDOS SOCIALES (MODIFICACION DE ESTATUTOS) , ADOPTADOS POR LA SOCIEDAD UNIPERSONAL “CNWL OIL (ESPANA), S.A.”.- NUMERO CUATROCIENTOS CUARENTA Y CUATRO. EN MADRID, mi residencia, a veintiseis de Abril de dos mil dieciseis. ANTE MI: LUIS DE LA FUENTE O’CONNOR, Notario del Ilustre Colegio de esta Capital, COMPARECE: Da MARGARITA HERNANDO MARTINEZ-ARROYO, mayor de edad, casada, Abogada y vecina de Madrid, Carretera del Mediodia n° 34, titular del DNI numero 02605123M. Trae a este acto la representacion, como Secre- taria del Consejo de Administracion, cargo que asegura ejerce, de la sociedad mercantil unipersonal “CNWL OIL (ESPANA), S.A.”, antes denominada BP Petroleum Development of Spain, S.A., domiciliada en Madrid, calle Orense 58, planta 11, modulo B, con C.I.F. A-28-408276; constituida, por tiempo indefinido, en escritura autorizada por el Notario de Madrid D. Jose Alvarez Alvarez, el 17 de noviembre de 1975, numero 5513 de orden de su protocolo, debidaraente inscrita en el Registro Mercantil de esta provincia. Adopto su actual denominacion en la escritura de fusion autorizada por el Notario de Madrid don Jose Maria Alvarez Vega, el dia 28 de septiembre de 1990, con el numero 5.917 de su protocolo, que se inscribio en el Registro Mercantil de esta provincia, al tomo 616 general, folio 101, hoja M- 13171, inscripcion 1a. Tiene por objeto: La investigacion y explotacion de hidrocarburos Fue nombrada Consejera, por plazo de cinco anos, y Secretaria del Consejo de Administracion, por acuerdos de Junta General y del Consejo de Administracion de la sociedad, de 20 de marzo de 2013, elevados a publico en escritura por mi autorizada el dia 17 de abril de 2013, numero 583 de mi protocolo. - Yo, el Notario, hago constar expresamente que he cumplido con la obligacion de identificacion del titular real que impone la Ley 10/2010, de 28 de 2 abril, cuyo resultado consta en acta por mi autorizada el dia 29 de Julio de 2010, con el numero 1.562 de mi protocolo, manifestando la compareciente, segun concurre, no haberse modificado el contenido de la misma. TIENE, a mi juicio, segun concurre, legitimidad y capacidad legal para formalizar la presente escritura de eelevacion a publico de acuerdos sociales y, al efecto, OTORGA: ELEVA A PUBLICOS los acuerdos adoptados por la Junta General Universal y Extraordinaria de la Sociedad “CNWL OIL (ESPANA), S.A.U.”, de fecha 12 de abril de 2016, que se detallan en la certifica- cion quo se dira y cuyo contenido se da aqui por integramente reproducido a todos los efectos legales y registrales, a fin de evitar inutiles repeticiones CERTIFICACION QUE DOCUMENTA DICHOS ACUERDOS.- Elio consta en la certificacidn que me entrega y 3 dejo unida a esta matriz como documento adicional, expedida por la propia compareciente en su calidad de Secretaria del Consejo de Administracion, la firma de la cual considero legitima por ratificarse en ella a mi presencia, con el visto bueno del Presidente D. Elvin Saruk, la firma del cual considero legitima por haberla contrastado con otra suya obrante en mi protocolo. Aludida certificacion, sera transcrita o reproducida por cualquier medio mecanico admitido, en las copias gue de esta escritura y en su dia se expidan. PRESENTACI6N.- A tenor de lo dispuesto en el articulo 196 del Reglamento Notarial y en el apartado 2 del articulo 249 del mismo Reglamento, la parte otorgante me exime a mi, el Notario, de presentar telematicamente con mi firma electronica reconocida y por cualquier otro medio admitido, la copia autorizada de esta escritura en el Registro Mercantil correspondiente. Proteccion de datos de caracter personal: La parte interviniente acepta la incorporacion de sus datos y la copia del documento de identidad a los ficheros de la Notaria con la finalidad de 4 realizar las funciones propias de la actividad notarial y efectuar las comunicaciones de datos previstas en la Ley a las Administraciones Publicas y, en su caso, al Notario que suceda al actual en la plaza. Puede ejercer sus derechos de acceso, rectificacion, cancelacion y oposicion en la Notaria. En caso de que se incluyan datos de personas distintas de los intervinientes, esos deberan haberles informado, con caracter previo, del contenido de este parrafo. ADVERTENCIA LEGAL: Yo, el Notario, de conformidad con lo establecido en el artlculo 82 del Reglamento del Registro Mercantil, advierto expresamente a la parte interesada de la obligatoriedad de la inscripcion de la presente escritura en el Registro Mercantil.-- -QTORGAMIENTO Y AUTORIZACION: Yo, el Notario, he advertido a la compareciente que tiene el derecho a leer la presente escritura 5 por sí, le he permitido que la lea antes de que la firme y yo se la he leído en los términos reglamentarios. —————————————

Después de su lectura, la compareciente ha hecho constar haber quedado debidamente informada del contenido del presente instrumento, ha prestado a éste su libre consentimiento y lo firma.—————

De identificarla mediante su DNI relacionado, de que sus circunstancias personales resultan, unas de sus declaraciones y otras del DNI aportado, de que el consentimiento ha sido libremente prestado por la otorgante e interviniente, de que el otorgamiento se adecua a la legalidad y a la voluntad debidamente informada de la otorgante o interviniente, y de todo lo demás consignado en este instrumento público, extendido en tres folios de papel timbrado Notarial, serie CT, números 3652496, 3652495 y 3652494, yo, el Notario, DOY FE.-

Sigue la firma de la compareciente.- Signado: Luis de la Fuente O'Connor.- Rubricados.- Sello de la Notaría.—————————————

—————**DOCUMENTOS UNIDOS**—————

6

LAURA SALGUERO CORRAL
Traductora-Intérprete Jurada de INGLÉS
Nº 4310 23/03/20

Da. MARGARITA HERNANDO MARTINEZ-ARROYO, con D.N.I. 02605123M, en su condcion de Secretaria del Consejo de Administracion y de Secretaria de la Junta General Universal y Extraordinaria de CNWL Oil (ESPANA) S.A., con numero C.I.F. A-28408276 CERT1FICA que la Junta General Universal y Extraordinaria de la socledad CNWL Oil (ESPANA) S.A. (Sociedad Unipersonal), celebrada con los requisitos legales a las 14;30 horas del dia 12 de abril de 2016, en el domiclllo social/ con asistencia de Canada Northwest Oils (Europe) B.V., Consejero y titular de todo el capital social representado por 140.610 acciones numeradas del 1 al 140.610 ambas inclusive de 60, 1OC de valor nominal cada una, totalmente suscritas y desembolsadas, representada por Carmen Rozpide, segun carta que exhipe, de D. Elvin Saruk, Presidente y Consejero Delegado de la Sociedad y de la Consejera y Secretaria del Consejo Margarita Hernando Martinez-Arroyo, resolvio sobre los puntos que integraron el Orden del dia, previamente aprobado, adoptando, entre otras, la sigulente decision que a continuacion se transcribe literalmente. Se hace constar que la adopcion de dlcha decision quedo reflejada en el acta que, aprobada tambien por el accionista unico, fue firmada por dichos senores al concluir la sesion en prueba de conformidad. ’‘Primero: Modificacion de los Estatutos Sociales El socio facilita la redaccion de la modificacion estatutaria y el informe justificative de los cambios que se adjunta al acta. Se acuerda ellminar la remuneracion al Consejo de Administracion. En consecuencia el articulo 13 de los Estatutos se modifica de la slguiente manera: “Articulo 13. EL CONSEJO DE ADMINISTRACION El Consejo de Administracion se compondra de un numero de miembros no inferior a tres ni superior a nueve. Las Consejeros seran elegidos por la Junta de Accionistas y no necesitaran ser accionistas de la Sociedad ni vendran obligados a prestar garantias. Los Consejeros designados para la Administracion de la Sociedad ostentaran sus cargos por cinco anos y podran ser indeflnldamente reelegidos. El Consejo de Administracion, elegira de su seno al Presidente del Consejo y podra nombrar uno o mas Vicepresidentes y uno o mas Consejeros DelegadOs. Ei Consejo de Administracion, podra designar un Secretario y uno o mas Vicesecretarios que no sera preciso que sean ni accionistas ni administradores. En caso de producirse alguna vacante en el Consejo de Administracion, sin que existan suplentes, el propio Consejo esta autorizado para nombrar un sustituto que debera ser accionista y que ocupara el cargo hasta que se reuna la proxima Junta General y lo ratifique o sustituya.”” “Tercero: Apoderamiento especial para elevacion a publico de acuerdos sociales

Se acuerda autorizar a la Secretarla Margarita Hernando Martinez-Arroyo para la elevacion a publico de los acuerdos que deban merecer tal caracter y velar por su inscrlpcion en el Registro Mercantil, pudiendo asimismo modificar, subsanar o enmendar lo que proceda de acuerdo con la calificacion registral, coma asimismo obtener los testimonios totales o parciales que estime pertinentes en relacion con los acuerdos adoptados.” Por lo que expido a los efectos oportunos, la presente certificacion, en mi condicion de Secretaria del Consejo de Administracion, con el Visto Bueno de su Presidente, en Madrid, a 14 de abril de 2016.

ES COPIA EXACTA DE SU MATRIZ donde queda anotada. Para la Sociedad, la expido en cinco folios timbrados de papel exclusivo para documentos notariales, serie CT, numeros 3651858, los tres anteriores, y el del presente, que signo, firmo, rubrico y sello, en Madrid, a veintisiete de Abril de dos mil dieciseis. DOY FE.

EL REGISTRADOR MERGANTIL que suscribe previo examen y calificacion del documento precedente de conformidad con los articulos 18 del Codigo de Comercio y 6 del Regiamento del Registro Mercantil, ha resuelto proceder a su inscripcion. Lo que certifico a todos los efectos legales oportunos, y en particular que la inscripcion se ha practicado con los siguientes datos: TOMO: 626 FOLIO: 135 SECCION: 8 HOJA: M-13171 INSCRIPCION: 71 Entidad: CNWL OIL ESPANASA Aplicada la Reduccion de los R.D.L. 6/1999, 6/2000 y 8/2010, y R.D. 1612/2011 TREINTA Y NUEVE EUROS CON NOVENTA Y SIETE CENTIMOS ********39, 97 G LOPO: A los efectos de la Ley Organica 15/1999 de 13 d© diciembre. de Proteccion de Datos de caracter porsonal queda informado de qua: 1.- Los datos personates expresados en d presento documento han sido incorporedos al fichero dol Registro y a loo fichoroo quo so llovon en base ul anterior, cuyo rcaponsablc cs el Rogistrador y cuyo uso y fin del tratamiento es el previsto expresamante en la normative registral. La Informacion en ellos contenida solo sera comunicada en los supuestos previstos leqalmente. o con objeto de satis facer las solicitudes do publicidad formal que se formulen de acuerdo con la legislacion registral. 2- En cuanto rosulto compatible con to legislation especlflca del Registro, se reconoce a los interesados los derechos da acceso. rectrficacion. cancelacion y oposicion ostablecidos en la Ley Orqanica Citoda. pudiendo ejortitailos dirigiendo un eccrito n la direccion dol Registro